Exhibit 4.4

DATED  SEPTEMBER 3, 2004

BAJA MINING CORP.

and

COMMONWEALTH SCIENTIFIC AND INDUSTRIAL RESEARCH ORGANISATION

LICENCE

“RECOVERY OF COBALT, ZINC & COPPER FROM LEACH SOLUTIONS”

CSIRO Minerals

Street Address:  Bayview Avenue,  Clayton,  Victoria,  3168,  Australia

Postal Address:  Box 312,  Clayton South,  Victoria,  3169,  Australia

Tel: +61 3 9545 8500

Fax: +61 3 9562 8919

CSIRO File Ref:  ____________________

CSIRO Agreement  #:  ______________________

THIS AGREEMENT is made this 3rd day of September, 2004.

BETWEEN:

COMMONWEALTH SCIENTIFIC AND INDUSTRIAL RESEARCH ORGANISATION (ABN 41 687 119 230) a body corporate established pursuant to the Science and Industry Research Act 1949 and having its principal office at Limestone Avenue, Campbell, ACT, Australia through and limited to its Division of Minerals (“CSIRO”);

AND:

BAJA MINING CORP. (BC0295358) having its registered office at Suite 1880-1066 West Hastings Street, Vancouver, Canada (“Client”)

RECITALS

A.

The Client through a subsidiary owns the Site and wishes to establish a cobalt, zinc and copper extraction plant on the Site that would be operated by the Client’s subsidiary.

B.

CSIRO has previously carried out research for the Client (under its former name First Goldwater Resources Inc.) under an agreement dated 5th July 2004 (“Phase 1 Research”) and is currently carrying out research for the Client under an agreement dated 17 August 2004 (“Phase 2 Research”).

C.

The Client wishes to access confidential information concerning CSIRO’s DSX Technology to assist the Client to determine the viability of the DSX Technology for its planned operations.

D.

If the Client requests it, CSIRO will grant the Client a non-exclusive licence to use the DSX Technology on the terms set out in this Agreement and may conduct further research for the Client.

IT IS AGREED

1.

DEFINITIONS

In this Agreement, unless the context otherwise requires:

Application means use of the DSX Technology in a single plant with a design production capacity of up to 5000 tonnes of cobalt per annum located at the Site;

Confidential Information means all information of whatever description, whether in permanently recorded form or not, which is by its nature confidential or which the discloser claims is confidential to itself (and in the case of CSIRO includes any Improvements) but excluding:

(i)

information which is already in, or which after the date of this Agreement becomes part of, the public domain otherwise than as a result of an unauthorised disclosure by the recipient Party or its representatives;

(ii)

information which is or becomes available to the recipient Party or its representatives from a third party lawfully in possession of it and who has the lawful power to disclose that information to the recipient Party on a non-confidential basis;

(iii)

information which is rightfully known by the recipient Party (as shown by its written record) prior to the date of disclosure to it under this Agreement; or

(iv)

information which is independently developed by an employee of the recipient Party who has no knowledge of the disclosure under this Agreement;

DSX Technology means all Intellectual Property owned by CSIRO relating to synergistic solvent extraction for the recovery of cobalt, zinc and copper from leach solutions as detailed in Australian provisional patent applications 2004900457 and 2004904165.

Further Investigation means a review of information to determine the viability of the use of the DSX Technology for the Application;

Further R & D Agreements means any agreement entered into by the Parties pursuant to clause 0;

Improvements means any addition, modification, improvement or enhancement to the

DSX Technology made by or on behalf of any Party whether under the Phase 2 Research, any Further R & D Agreements or other research, development or operational activity of the Client;

Intellectual Property means all copyright, patents, inventions (whether or not patentable), modifications or improvements, registered and unregistered trademarks, designs, rights, in relation to trade secrets, Know-how and other Confidential Information, circuit layouts and all other kinds of Intellectual Property as defined in Article 2 of the convention establishing the World Intellectual Property Organisation of July 1967;

Licence Fee means the fee set out in Schedule 1;

Notification Date means the date on which the Client gives notification to CSIRO under clause 2.2 that it wishes to be granted the Technology Licence;

Party means a party to this Agreement and Parties means both of them;

Phase 2 Fee means the fee specified in the agreement for the Phase 2 Research;

Related Corporation means any corporation in which the Client directly or through a wholly owned subsidiary holds at least a 50% beneficial interest;

Site means Minera y Metalurgica del Boleo S.A. de C.V.’s property at, or in the vicinity of Santa Rosalia, Baja California Sur, Mexico;

Technology Licence means the licence granting the Client rights to use the DSX Technology on the terms set out in clause 3.

In this Agreement, unless the context indicates to the contrary:

(a)

headings shall not be used as an aid to interpretation, and

(b)

the singular shall include the plural and vice versa.

2. FURTHER INVESTIGATION

2.1 Within 14 days after the date of this Agreement, the Client must provide CSIRO with a signed confidentiality agreement in the form attached as Annexure A and must procure and ensure that all of its Related Corporations and contractors who will be involved in the Further Investigation also provide CSIRO with signed confidentiality agreements in the form attached in Annexure B. Upon receipt by CSIRO of all duly executed confidentiality agreements, CSIRO will disclose to the Client such of CSIRO’s Confidential Information in relation to the DSX Technology as CSIRO in its absolute discretion acting reasonably considers necessary for the purposes of the Further Investigation. If such confidentiality agreements are not received by CSIRO within the 14 day period (or such longer period as is agreed by the Parties), this Agreement will terminate.

2.2 The Client will have 30 days from the date of disclosure by CSIRO of its Confidential Information under clause 2.1, (“Assessment Period”) to assess whether or not to proceed with the Technology Licence. Prior to the expiry of the Assessment Period, the Client must notify CSIRO in writing if it wishes to be granted the Technology Licence.  If the Client does not so notify, this Agreement will terminate at the expiry of the 30 day period, subject to the Client’s continuing obligations under the confidentiality agreement signed under clause 2.1 and subject to clause 0.

3. TECHNOLOGY LICENCE

3.1  Subject to the payment by the Client of the Licence Fee in accordance with Schedule 1, CSIRO grants to the Client with effect from the Notification Date a non-transferable, non-exclusive, licence to use and to license Related Corporations to use the DSX Technology (including the Confidential Information disclosed by CSIRO under clause 0) and any Improvements:

(a)

for the Application; and

(b)

to carry out development solely to enable the DSX Technology to be used for the Application, if required.

3.2.  Notwithstanding clause 15.1, upon payment in full by the Client of the Licence Fee or the Licence Fee being fully offset under clause 4 the Technology Licence will become perpetual.

3.3.   The Client may:

(a)

disclose to its Related Corporations and contractors such of CSIRO’s Confidential Information, whether disclosed by CSIRO under clause 0 or otherwise; and

(b)

permit its Related Corporations and contractors to use such of the DSX Technology and any Improvements;

as are necessary to enable the Client to exercise its rights under clause 0 provided that such Related Corporations and contractors enter into an agreement that protects CSIRO’s Confidential Information and CSIRO’s rights in the DSX Technology and any Improvements in like manner to the confidentiality agreement in Annexure B and a copy is provided to CSIRO prior to any disclosure being made.

3.4. The Client may terminate the Technology Licence at any time by notice to CSIRO. Termination of the Technology Licence will not relieve the Client of any obligation to pay any Licence Fee which is due under this Agreement except where the Client terminates because the DSX Technology infringes the Intellectual Property rights of a third party and prevents use of the DSX Technology for the Application.

3.5. The Client must notify CSIRO of all Improvements made by or on behalf of the Client immediately upon creation of such Improvements.

3.6. Each Party will immediately notify the other Party if it becomes aware of any infringement or potential infringement:

(a)

by a third party of CSIRO’s Intellectual Property rights in the DSX Technology;

(b)

the DSX Technology infringing any third party Intellectual Property rights; or

3.7. CSIRO will have the right, upon providing reasonable notice to the Client, to visit the Site to inspect any activities being undertaken by or on behalf of the Client pursuant to the Client’s exercise of its rights under clause 0.

4.   FURTHER RESEARCH

4.1. If the Client proceeds with the Technology Licence, CSIRO and the Client will enter into discussions in good faith to determine whether CSIRO can perform any further research and development work for the Client relating to the use of the DSX Technology.

4.2. CSIRO will provide the Client with proposed work plans for any further research within the scope described in clause 0 for the Client’s approval.  CSIRO and the Client will enter into separate research agreements in respect of any work plans proposed by CSIRO under this clause 0 and which are accepted by the Client.  As far as practicable, the terms of any Further R&D Agreements will be equivalent to the terms of the agreement for the Phase 2 Research but with a provision allowing the Client to terminate, after paying for all work performed by CSIRO, if the DSX Technology infringes the Intellectual Property rights of a third party and prevents use of the DSX Technology for the Application.

4.3. Any work to be performed by CSIRO under any Further R&D Agreements will be charged at CSIRO’s standard rates, as varied from time to time.

4.4.CONFIDENTIAL

4.5. Unless otherwise specifically agreed in writing, any amounts payable under any Further R & D Agreements for work carried out by CSIRO which is:

(a)

in CSIRO’s reasonable opinion, outside the field of the use of the DSX Technology in the Application;

(b)

in CSIRO’s reasonable opinion, principally consulting in its nature; or

(c)

sub-contracted by CSIRO to any third parties (where CSIRO has notified the Client of any sub-contract arrangements),

will not constitute Eligible Amounts.

5. PAYMENT

5.1. Subject to clause 4, the Client agrees to pay to CSIRO the Licence Fee at the times and in the manner specified in Schedule 1 within 30 days of the date of invoice issued by CSIRO.  Invoices will be issued by CSIRO on or after the dates set out in Schedule 1.

5.2. If the Client fails to pay an invoice or any part thereof by the due date, interest at the aggregate rate of the Westpac Indicator Lending Rate published from time to time by Westpac Banking Corporation plus 2 % per annum shall accrue and be payable on the unpaid amount from the due date until the unpaid amount is paid.

6. INTELLECTUAL PROPERTY

6.1. Subject to the Client’s rights under clause 0 of this Agreement, CSIRO retains ownership of all rights in the DSX Technology and ownership of any Improvements will vest in CSIRO immediately upon their creation.  The Client will procure and ensure that any of its Related Corporations or contractors using the DSX Technology pursuant to clause 0 assign all Intellectual Property in any Improvements made by them to CSIRO.  CSIRO shall be entitled to apply for, in its name and at its cost, a patent or any other rights in respect of any Improvements and that patent or other rights shall be the exclusive property of CSIRO.

6.2 The Client must give CSIRO all reasonable assistance in obtaining patents for any Improvements, provided that nothing in this clause shall require the Client to pay the costs of applying for and obtaining any patent and any reasonable costs incurred by the Client in providing such assistance will be paid by CSIRO.

7. CLIENT USES TECHNOLOGY AT OWN RISK

The Client agrees that:

(a)

it uses the DSX Technology,  Improvements and advice, opinions or Confidential Information supplied by CSIRO, its servants or agents at the Client’s own risk; and

(b)

It is the Client’s responsibility to make its own assessment of the suitability for use of the DSX Technology,  Improvements and of any advice, opinion or Confidential Information supplied by CSIRO pursuant to this Agreement.

8. WARRANTIES

Subject to clause 0, the Client agrees that:

(a)

CSIRO has not given any warranties or undertakings, whether express or implied, written or oral, statutory or otherwise including any implied warranty of merchantability or of fitness for a particular purpose in respect of the DSX

Technology, the Improvements or the Confidential Information disclosed under clause 0;

(b)     CSIRO has not made, and does not by entering into this Agreement make, any representation or warranty, express or implied, that the DSX Technology does not, and the Improvements and the Confidential Information disclosed under clause 2.1 will not, infringe any third party’s Intellectual Property rights; and

(c)      the Client will make its own inquiries to determine that the use of DSX Technology, the Improvements and the Confidential Information disclosed under clause 2.1 will not infringe any third party’s Intellectual Property rights.

9.  LAWS EXCLUDED

To the full extent permitted by the laws of the Commonwealth of Australia and by the laws of the State of Victoria the conditions or warranties imposed by such legislation are excluded.

10. LIMITATION OF LIABILITY

CSIRO will not be liable for any special, indirect or consequential damages and CSIRO’s liability shall not exceed the amounts set out in Schedule 1.

11. INDEMNITY

The Client releases and indemnifies, and agrees to continue to release and indemnify, CSIRO, its officers, employees and agents from and against all actions, claims, proceedings or demands (including those brought by third parties) (“action”) which may be brought against it or them, whether on their own or jointly with the Client and whether at common law, in equity or pursuant to statute or otherwise, in respect of any loss, death, injury, illness or damage (whether personal or to property, and whether direct or consequential, including consequential financial loss) and any infringement of copyright, patents, trade marks, designs or other Intellectual Property rights arising out of the Client’s exercise of its rights under this Agreement or any use of advice, opinion or information supplied by CSIRO pursuant to this Agreement and from and against all damages, costs and expenses incurred in defending or settling any action.

12. JURISDICTION

This Agreement is governed by the laws of the State of Victoria, Australia.

13. DISPUTE RESOLUTION

If any dispute arises between the Parties to this Agreement about any matter the subject of or related to this Agreement including, without limitation, termination of this Agreement, the Parties agree to negotiate in good faith to resolve the dispute and, if necessary or desirable to obtain a resolution, involve the Chief of the Division of CSIRO and an executive officer of the Client directly in those negotiations.  If the dispute has not been resolved by those negotiations within 30 days, the Parties must refer the dispute to the Australian Commercial Disputes Centre Limited (“ACDC”) for mediation in accordance with the Mediation

Guidelines of ACDC which set out the procedures to be adopted, the process of selection of the mediator and the costs involved and which guidelines are deemed to be included in this Agreement. If the dispute is not resolved by mediation, the dispute must be referred to the Australian Commercial Disputes Centre Ltd (ACDC) for arbitration in accordance with the Arbitration Rules of ACDC in force at the date of this Agreement. Any arbitration shall be final and binding on the Parties, including any award as to costs, provided that nothing in this clause shall prevent any Party from seeking urgent interlocutory relief.

14. TERMINATION

14.1.        A Party may terminate this Agreement in the event of a substantial breach of a term of this Agreement by the other Party where such breach has not been remedied within 30 days of the Party in breach receiving written notice from the other Party requiring the Party in breach to remedy the breach.

14.2.         A Party may terminate the Agreement immediately by giving notice to the other Party if any of the following events happen to the other Party:

(a)

it disposes of the whole or any part of its assets, operations or business other than in the ordinary course of business;

(b)

it ceases to carry on business;

(c)

it ceases to be able to pay its debts as they become due;

(d)

any step is taken by a mortgagee to take possession or dispose of the whole or any part of its assets, operations or business;

(e)

any step is taken to enter into any arrangement between the Party and its creditors;

(f)

any step is taken to appoint a receiver, a receiver and manager, a trustee in bankruptcy, a liquidator, a provisional liquidator, an administrator, a controller or other like person of the whole or any part of its assets or business;  or

(g)

where the Party is a partnership, any step is taken to dissolve, or which has the effect of dissolving, that partnership.

15. AFTER END OF AGREEMENT

15.1.           Upon termination of this Agreement the Client will have no further right to use any CSIRO Confidential Information, the DSX Technology, or any Improvements and upon request will return all CSIRO Confidential Information to CSIRO.

15.2.        Any provisions in this Agreement that create rights or obligations in any of the Parties which are capable of continuing after the expiry or earlier termination of this Agreement shall do so and any accrued rights or remedies of either Party will not affected by such termination.

16. NOTICES

16.1.        A Party notifying or giving notice under this Agreement must give notice in writing, addressed to the other Party and delivered, sent by pre-paid mail or transmitted by facsimile to the other Party's address as set out in the Schedule 1 or as advised in writing from time to time.

16.2.       A notice given to a Party in accordance with clause 0 is treated as having been duly given and received:

(a)

when delivered to an employee of the Party (in the case of delivery to a Party's address);

(b)

on the third business day after posting (in the case of pre-paid mail posted in an Australian capital city to another Australian destination) or the eighth business day after posting (in the case of prepaid mail posted to Australia from another country or vice versa); or

(c)

on the day of transmission if a business day, otherwise on the next following business day (in the case of it being transmitted by facsimile to the facsimile receiver number of the recipient and a correct and complete transmission report for that transmission being received by the sender);

where “business day” means any day other than a Saturday or Sunday or public holiday between the hours of 9 am and 4.30 pm in the location of the recipient.

17. ASSIGNMENT

A Party must not assign or attempt to assign or otherwise transfer its rights and obligations under this Agreement and it must not subcontract any of its obligations, without, in each case, the written consent of the other Party.

18. SEVERABILITY

If part or all of any clause of this Agreement is illegal or unenforceable it will be severed from this Agreement and will not affect the continued operation of the remaining provisions.

19. CURRENCY

Unless specifically stated as otherwise, all payments are to be made in Australian dollars.

20. INCONSISTENCY

To avoid inconsistent provisions applying, no confirmation, shipment or delivery docket, invoice, terms and conditions of supply or other document issued by or on behalf of the Client will vary this Agreement.

21. WAIVER

A waiver by a Party of a breach of any term of this Agreement may not be taken as a waiver of any subsequent breach of this Agreement.

22. ENTIRE AGREEMENT

This Agreement, the Annexures and the Schedules constitute the entire understanding between the Parties on the subject matter of this Agreement and supersede any other representations or statements by either Party or its officers or employees, whether oral or in writing, made prior to the date of this Agreement. Any variation to this Agreement will only be valid if agreed in writing by the Parties.

23. USE OF NAME

23.1.         Neither Party may use the name of the other Party without having obtained the prior written consent of the other Party and the use of such name will be subject to any conditions attaching to such consent. Consent or denial will be advised within 7 days of receipt of a written request to use a Party’s name together with the proposed statement or other context in which the name is intended to be used by the other Party.

23.2.      Neither Party may knowingly make or permit to be made any inaccurate or misleading statement concerning the other Party or the Technology Licence in any publication or discussion relating to the Technology Licence.

24. GOODS & SERVICES TAX  (GST)

24.1.        Services supplied by CSIRO under this Agreement to the Client will be treated by CSIRO as GST-free under the Australian GST Law in reliance on the following warranties and representations made by the Client that:

(a)

it is a non-resident for Australian Income Tax purposes;

(b)

it will not be in Australia when the thing to be supplied is done;

(c)

it will acquire the Supply in carrying on its enterprise; and

(d)

it is not registered or required to be registered in Australia for GST purposes.

24.2.      If any Supply made under this Agreement is classified as a Taxable Supply because any of the representations in clause 0 are incorrect, the Client will pay CSIRO the GST payable on that Supply together with any interest, fine, penalty or other amount imposed as a consequence of the incorrect representation.

24.3.       For the purposes of this clause 0, Goods & Services Tax, GST, GST Law, GST-free, Supply, non-resident for Australian Income Tax purposes, carrying on its enterprise, and registered or required to be registered for GST purposes have the meanings attributed to those terms in A New Tax System (Goods and Services Tax) Act 1999 (Cth) as amended from time to time.

25. WITHHOLDING TAX

25.1 .       In reliance on the warranties and representations in clause 25.2, the Client will not deduct Canadian withholding tax from any payments made to CSIRO for work this Agreement.

25.2.        CSIRO Minerals warrants and represents that:

(a)  Article 7 Business Profits, Section (1) of the Convention Between Australia and Canada for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income states that "The profits of an enterprise of one of the Contracting States shall be taxable only in that State unless the enterprise carries on business in the other Contracting State through a permanent establishment situated therein"; and

(b)   CSIRO does not carry on business in Canada through a permanent establishment situated in Canada.

25.2.        If, after making a payment in accordance with clause 0, the Client is required to pay Canadian withholding tax in respect to this Agreement because any of the representations in clause 25.2 are incorrect, CSIRO will pay the Client the withholding tax payable together with any interest, fine, penalty or other amount imposed as a consequence of the incorrect representation.

AGREED TO BY THE PARTIES

Signed for and on behalf of the

COMMONWEALTH SCIENTIFIC AND INDUSTRIAL RESEARCH ORGANISATION
by

___________________________________

Print Name

a duly authorised officer in the presence of:

___________________________________

Witness Signature

___________________________________

Witness Print Name

___________________________________Date

______________________________________ Signed ______________________________________ Title

Signed for and on behalf of
BAJA MINING CORP.

by

___________________________________Print Name

a duly authorised representative in the presence of:

___________________________________Witness Signature

___________________________________Witness Print Name

___________________________________Date

______________________________________ Signed ______________________________________ Title

•

SCHEDULE 1

 LICENCE FEE

•

CONFIDENTIAL

 ADDRESSES

Address for Notices

CSIRO:

The Chief

CSIRO Minerals

Bayview Avenue

Clayton, VIC 3168

Australia

Postal Address

Box 312

Clayton South, VIC 3169

Australia

Fax: +61 –3- 9562 8919

The Client:

Mr. John Greenslade

President

Baja Mining Corp.

Suite 1880, Oceanic Plaza

1066 West Hastings Street

Vancouver, BC,

Canada V6E 3X1

Fax: 604.688.0426

Address for Payment

Cheques to:

CSIRO Corporate Finance

PO Box 225

Dickson, ACT 2602

Australia

Direct Payment Banking Details:

Bank: Westpac Banking Corporation

Branch: Petrie Plaza, Canberra ACT Australia

Bank BSB: 032-719

Account Number: 226787

Account Name: CSIRO

For either form of payment please quote relevant Invoice Number.

Address for Invoicing:

Baja Mining Corp.

Suite 1880, Oceanic Plaza

1066 West Hastings Street

Vancouver, BC,

Canada V6E 3X1

ANNEXURE A

CONFIDENTIALITY AGREEMENT

ANNEXURE B

CONFIDENTIALITY AGREEMENT – Contractors & Related Corporations